Exhibit 99.2

Press Contact: Tom Rodak Marketing and Communications Manager (765) 771-5535	Investor Relations: (765) 771-5310
FOR IMMEDIATE RELEASE
WABASH NATIONAL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
LAFAYETTE, Ind. – February 28, 2006 — Wabash National Corporation (NYSE: WNC) Wabash National Corporation (NYSE: WNC) today announced the election of J.D. (Jim) Kelly to its Board of Directors. Mr. Kelly, President, Engine Business and a Vice President for Cummins Inc., joined Cummins in 1976 and has been in his current role as head of the Company’s largest business unit since May 2005. Prior to that, he had been in charge of Cummins MidRange and Heavy Duty engine operations. Mr. Kelly previously was plant manager of the Charleston, S.C., Jamestown, N.Y., and Columbus Engine Plant facilities. He led the Industrial Marketing and MidRange businesses before being named to lead the MidRange and Heavy Duty businesses in April 2004. He also has served as Director of Personnel and Director of Labor Relations for the Company.
Mr. Kelly holds a B.A. from Middlebury College in Middlebury, Vermont, and a Masters in Industrial and Labor Relations from Cornell University.
In addition, the Company announced that John T. Hackett has indicated that he will retire from Wabash National’s Board of Directors when his term expires at the Company’s 2006 Annual Meeting. Mr. Hackett has been a Director of Wabash National since 1991 and Chairman of the Board of Directors since 2001. The Board of Directors appointed William P. Greubel, the Company’s CEO and a Director, to serve as Chairman of the Board effective upon Mr. Hackett’s retirement.
Mr. Greubel said, “Mr. Hackett has been essential to Wabash National’s growth and success, particularly during the Company’s turnaround when he was Chairman of the Board. His advice and presence will be missed, and I am honored that the Board has appointed me Chairman to follow him.” Mr. Greubel continued, saying, “I am pleased that Jim Kelly has joined the Board. Jim’s demonstrated leadership at Cummins and his experience in the manufacturing industry will be important to Wabash National’s future.”
Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash® brand name. The Company is one of the world’s largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.

This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages and costs of raw materials, continued improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.
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